                             THE MEXICO FUND, INC.
                     Offer to Repurchase up to 100% of the
            Fund's Issued and Outstanding Shares of Common Stock at
                    98% of Net Asset Value, in Exchange for
                       Portfolio Securities of the Fund

                              SUMMARY TERM SHEET

   The Mexico Fund, Inc. (the "Fund") is offering to repurchase up to 100% of the Fund's issued and outstanding shares of common stock at 98% of the Fund's per share net asset value at the close of business on the Expiration Date (as defined below) in exchange for Portfolio Securities (as defined below) of the Fund (the "Repurchase Offer"). You will be receiving with this term sheet, or through your broker, various documents regarding the Repurchase Offer.

   The Repurchase Offer represents the launch of the Fund's anticipated policy of making quarterly in-kind share repurchases. The Fund anticipates that future repurchase offers will be scheduled to occur in conjunction with the Fund's fiscal quarters with the next such offer occurring during the Fund's fourth fiscal quarter which ends October 31, 2002.

   We would like to take this opportunity to answer in this term sheet some questions you may have regarding aspects of the Repurchase Offer and the forms you will need to submit if you decide to redeem your shares in the Repurchase Offer.

   This is only a summary overview of information relating to the Repurchase Offer. Please read and carefully review the Repurchase Offer Statement dated May 8, 2002 and related documents which accompany this summary prior to making a decision regarding the Repurchase Offer. You may also want to consult with your financial and tax advisors when considering the Repurchase Offer.

   The Repurchase Offer expires at 5:00 p.m., New York City time, on June 7, 2002, unless extended (the "Expiration Date").

   The Depositary for the Repurchase Offer is American Stock Transfer & Trust Co. (telephone: 800-937-5449) and the Information Agent for the Repurchase Offer is Morrow & Co., Inc. (telephone: 800-607-0088).

  What is the Repurchase Offer?

   The Repurchase Offer is an opportunity to redeem your Fund shares at a price per share equal to 98% of the per share net asset value in exchange for Mexican portfolio securities of the Fund.

   The main components of the Repurchase Offer include:

   a) the repurchase of Fund shares at 98% of the Fund's net asset value per share determined on the Expiration Date; and

   b) the transfer of Portfolio Securities (as defined below) to an account established by you with a Mexican bank or a Mexican securities broker in exchange for the repurchase by the Fund of your Fund shares.

  Is the Repurchase Offer the only way I can sell my Fund shares?

   No. You will continue to be able to sell your shares, or purchase additional shares, at the current market share price, in cash transactions on the New York Stock Exchange. In addition, this Repurchase Offer is the first in-kind share repurchase by the Fund under a policy in which the Fund intends to conduct quarterly in-kind share repurchases.

  What action need I take if I decide not to submit my shares for repurchase in the Repurchase Offer?

   None.

  What is the purchase price for Fund shares in the Repurchase Offer and how is it calculated?

   The purchase price is 98% of the Fund's per share net asset value in U.S. dollars determined as of the close of the regular trading session on the New York Stock Exchange on the Expiration Date (the "Repurchase Price").

  What does 98% of the Fund's net asset value per share mean?

   The Fund's net asset value per share is based on the market value of the Fund's investments (its total assets) minus its total liabilities divided by the number of Fund shares outstanding. This result is then multiplied by 0.98.

   The net asset value per share of the Fund's shares may be more or less than the market price at which Fund shares trade on the New York Stock Exchange.

   On April 30, 2002, the net asset value per share was $20.67 and the last reported sale price of a Fund share on the New York Stock Exchange was $19.10, representing a 7.60% discount from the Fund's net asset value per share. See
Section 8 of the Repurchase Offer Statement for additional information regarding net asset value per share and market prices. During the period of the Repurchase Offer, daily net asset value and market price quotations can be obtained from the Information Agent by calling 800-607-0088 or by visiting the Fund's web site at www.themexicofund.com.

   No one can accurately predict the net asset value per share on a future date. The net asset value on the Expiration Date may be higher or lower than the net asset value per share on April 30, 2002.

  What does it mean to receive Portfolio Securities of the Fund?

   Instead of receiving cash (in U.S. dollars) for Fund shares submitted in the Repurchase Offer, a participating shareholder would receive a pro-rata portion of each of the securities (other than short-term fixed income securities with maturities of less than one year, securities with transfer restrictions and certain illiquid securities), subject to adjustments for fractional shares and odd lots, and any cash held in the Fund's investment portfolio at the close of business on the Expiration Date ("Portfolio Securities"), equal to the number of shares of the Fund submitted by the shareholder for repurchase, multiplied by 98% of the net asset value per share of the Fund in U.S. dollars determined at the close of the regular trading session of the New York Stock Exchange on the Expiration Date. The value of the Portfolio Securities may decrease or increase between the Expiration Date and the actual receipt of the Portfolio Securities in the Mexican Account (see below). The Portfolio Securities will be transferred by the Fund's custodian in Mexico to the Mexican Account (as defined below).

  How do I submit shares for redemption if I want to participate in the Repurchase Offer?

   You should review the Repurchase Offer Statement before making your decision. In order to participate, you will be required to submit information regarding a securities account with a Mexican securities broker or custodial account with a Mexican bank which you have established (the "Mexican Account") where the Portfolio Securities can be transferred. If your shares are registered in your name, you should obtain and read the related Letter of Transmittal, complete it (including requested information about the Mexican Account) and submit any other documents required by the Letter of Transmittal (including required U.S. tax information). These materials must be received by the Depositary, in proper form, by the Expiration Date. Alternatively, you could contact a U.S. broker or dealer and deposit your Fund shares in an account with it and seek its assistance in submitting the documents necessary (including the Mexican Account information) for participation in the Repurchase Offer. This may be less complicated than independently establishing the Mexican Account. If your shares are held by a U.S. broker, dealer, commercial bank, trust company or other nominee (e.g., in "street name"), you should contact that firm to obtain the package of information necessary to make your decision, and you can only redeem your shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary by the Expiration Date. See Section 3 of the Repurchase Offer Statement.

   Participating shareholders should carefully ensure all information required in order to participate in the Repurchase Offer, including information regarding the Mexican Account and certain U.S. tax information, has been provided and is accurate. The Fund is under no obligation to notify shareholders of any errors or incomplete information with their submission. Any deficiencies in a shareholder's submission will result in the return of the shareholder's Fund shares following the Expiration Date.

   Shareholders who own more than 5% of the Fund's issued and outstanding shares of common stock should consider whether the Investment Company Act of 1940, as amended, will permit their participation in the Repurchase Offer, and are encouraged to consult with their legal advisors regarding participation in the Repurchase Offer. See Section 13 of the Repurchase Offer Statement.

   The Repurchase Offer is for 100% of the Fund's issued and outstanding shares of common stock meaning that all Fund shares validly submitted in the Repurchase Offer will be purchased by the Fund.

  Will I know the identity of the Portfolio Securities I will be receiving if I participate in the Repurchase Offer?

   On the Expiration Date, the Fund will publish on its web site, www.themexicofund.com, and via press release, the composition of the Fund's investment portfolio. The Portfolio Securities to be received by participating shareholders will be a pro-rata portion of the Fund's investment portfolio subject to certain adjustments. See "Background and Purpose of the Repurchase Offer" in the Repurchase Offer Statement.

  Why is the Fund making the Repurchase Offer?

   The Fund is making the Repurchase Offer so as to provide shareholders with an alternative source of liquidity for their investment in Fund shares and as part of the Fund's efforts to provide additional value to shareholders and narrow the discount to net asset value at which Fund shares trade. Shareholders can continue to sell their shares for cash through their brokers in market transactions on the New York Stock Exchange. The Repurchase Price may represent greater value (before related expenses) than shareholders would receive by selling Fund shares on the New York Stock Exchange, depending on certain factors. The Repurchase Offer provides a means for shareholders who want to redeem their shares in the Fund to do so at close to net asset value per share. In addition, by giving participating shareholders Portfolio Securities, it is anticipated that the Fund and those shareholders who do not participate in the Repurchase Offer will avoid recognition of capital gains which could be incurred by the Fund in liquidating the Portfolio Securities if the participating shareholders were to receive cash for their shares of the Fund.

  Does management encourage shareholders to participate in the Repurchase Offer, and will management participate in the Repurchase Offer?

   Neither the Fund, its Board of Directors, nor the Fund's investment adviser, is making any recommendation to participate or not participate in the Repurchase Offer. The Fund has been advised that no Director or Officer of the Fund, nor the Fund's investment adviser, intends to participate. See Section 6 of the Repurchase Offer Statement.

  What should I consider in making a decision to participate in the Repurchase Offer?

   The following discussion does not incorporate all factors that could impact your decision and is general in nature. Please consult the Repurchase Offer Statement for more information.

   In determining whether or not to participate, you should keep in mind that you can always sell your Fund shares in cash transactions on the New York Stock Exchange. Depending on the costs involved in participating in the Repurchase Offer and whether or not you desire to receive Portfolio Securities, it may be easier and less costly for you to sell your shares, if you so desire, on the New York Stock Exchange for cash than to participate in the Repurchase Offer. See Section 7 of Repurchase Offer Statement.

   Before making a decision, you should weigh the advantages and disadvantages of receiving 98% of the per share net asset value of your Fund shares in the form of Portfolio Securities and the consequences of holding the Portfolio Securities or deciding to sell them after you receive them. To participate you will need to establish the Mexican Account (unless you already have such an account) which is likely to be subject to different procedures and costs than are typically associated with a U.S. brokerage account. You should also consider that the Fund intends to make future in-kind repurchase offers on a quarterly basis so there would be additional opportunities besides this Repurchase Offer.

   By participating in the Repurchase Offer, you also would be investing directly in Mexican securities rather than holding them indirectly through a U.S. closed-end fund structure which may aggravate the risks of investment typically associated with a foreign investment. These risks include (1) high price volatility, lesser liquidity and smaller market capitalization; (2) currency fluctuation and the cost of converting foreign currency into U.S. dollars; (3) political, economic and social risks and uncertainties; and (4) higher rates of inflation, unemployment and interest rates than in the United States.

   The Fund is not providing you with specific information regarding each of the Portfolio Securities, but encourages you to make your own investigation and consult your financial advisor, if you are contemplating participation in the Repurchase Offer. Mexican public companies are subject to less stringent disclosure standards and regulatory oversight than U.S. companies. Publicly available information regarding the companies representing the Portfolio Securities is likely to be in Spanish, less extensive than that of U.S. public companies, and may not be accurate or current. Shareholders who retain the Portfolio Securities for investment purposes will need to conduct their own continuing investment research regarding the Mexican companies comprising the Portfolio Securities and/or seek assistance from their financial advisors. See
Section 7 of the Repurchase Offer Statement.

   Whether you immediately dispose of the Portfolio Securities you receive or whether you decide to retain them, there will be additional costs beyond those of participating in the Repurchase Offer that could impact the overall return you receive for participation in the Repurchase Offer, including additional brokerage commissions and expenses. You should also consider the tax consequences of participation in the Repurchase Offer and the disposition or retention of the Portfolio Securities received. The receipt of the Portfolio Securities generally is a taxable transaction even though you are not receiving cash. Subsequently, the sale of the Portfolio Securities will also generally be a separate taxable transaction. You are encouraged to consult with your tax advisor regarding the tax implications of participating in the Repurchase Offer and any subsequent sale by you of your Portfolio Securities. See Section 9 of the Repurchase Offer Statement.

   Whether or not you participate in the Repurchase Offer there is a risk that the Fund's investments and the Portfolio Securities may experience a decrease in value following the Repurchase Offer depending on the level of participation in the Repurchase Offer and whether participating shareholders choose to dispose of the Portfolio Securities shortly after the Repurchase Offer. Because of the size of the Fund and the characteristics of the Mexican securities market, if a large percentage of shareholders participate in the Repurchase Offer and choose to liquidate the Portfolio Securities shortly after they receive them, there could be an adverse impact on the Mexican securities market and the market prices of the Portfolio Securities and the Fund's other investments, which risk affects both participating and non-participating shareholders. In addition, the Portfolio Securities may increase or decrease in value between the Expiration Date and your receipt of the Portfolio Securities in the Mexican Account as well as during the period you hold the Portfolio Securities.

   The Fund recommends that you consult your financial and tax advisors prior to making a decision to participate in the Repurchase Offer. The Fund cannot provide any advice or assistance to shareholders regarding the Repurchase Offer or the establishment of the Mexican Account necessary for participation in the Repurchase Offer.

  If I decide not to participate in the Repurchase Offer, how will that affect the Fund shares that I own?

   Your percentage ownership interest in the Fund may increase after completion of the Repurchase Offer, assuming the participation of some shareholders in the Repurchase Offer. Because the asset size of the Fund may decrease as a result of the Repurchase Offer, per share expenses of the Fund may increase. Additionally, a reduced number of Fund shares available for trading may affect the liquidity of Fund shares and the ability of a holder to obtain accurate market quotations for Fund shares from the New York Stock Exchange. Moreover, as discussed above, the value of the Fund's investments may be affected if a large percentage of Fund shareholders participate in the Repurchase Offer and then choose to quickly convert their Portfolio Securities to cash by selling the Portfolio Securities in the Mexican market. There is also a risk that, if an overwhelming majority of shares are submitted for repurchase, the Fund may have to delist its shares from the New York Stock Exchange or liquidate in its entirety and/or the Fund's current investment adviser may decide to resign as investment adviser.

  Will I have to pay anything to participate in the Repurchase Offer?

   The Repurchase Price accommodates some of the costs and expenses of the Repurchase Offer likely to be incurred by the Fund. Although no fee or commission is payable by you to the Fund in order to participate in the Repurchase Offer, you may incur costs in establishing the Mexican Account and costs associated with either the retention or liquidation of the Portfolio Securities. Additionally, your U.S. broker, dealer or other institution may charge you a fee for processing your paperwork to participate in the Repurchase Offer and sending it to the Depositary.

  May I withdraw my shares after I have submitted them for repurchase and, if so, by when?

   Yes, you may withdraw your shares at any time prior to 5:00 p.m., New York City time, on the Expiration Date. A notice of withdrawal of shares submitted in the Repurchase Offer must be timely received by the Depositary and the notice must specify the name of the shareholder who submitted the shares in the Repurchase Offer, the number of shares being withdrawn and, with respect to share certificates representing shares submitted in the Repurchase Offer that have been delivered or otherwise identified to the Depositary, the name of the registered owner if different from the person who submitted the shares in the Repurchase Offer. Withdrawn shares can be again submitted in the Repurchase Offer by following the procedures of the Repurchase Offer before the Expiration Date (including any extension period). See Section 4 of the Repurchase Offer Statement.

  May I place conditions on my participation in the Repurchase Offer?

   No.

  Is there a limit on the number of shares I submit in the Repurchase Offer?

   No.

  When will the Portfolio Securities be transferred in exchange for Fund shares submitted in the Repurchase Offer?

   Assuming compliance with all applicable procedures of the Repurchase Offer including establishment of the Mexican Account, the Portfolio Securities will be transferred to participating shareholders' Mexican Accounts as promptly as practicable after the Expiration Date.

  Is my participation in the Repurchase Offer a taxable transaction for U.S. federal income tax purposes?

   For most shareholders, yes. The participation in the Repurchase Offer by U.S. shareholders, other than those who are tax exempt, will generally be a taxable transaction for U.S. federal income tax purposes, either as a sale or exchange, or, under certain circumstances, as a dividend. There may also be federal tax withholding. See Section 9 of the Repurchase Offer Statement for details, including the nature of any income or loss and the differing rules for U.S. and non-U.S. shareholders. Please consult your tax advisor as well.

  May the Repurchase Offer be extended?

   The Expiration Date is at 5:00 p.m., New York City time, on June 7, 2002, unless extended. The Fund may extend the period of time the Repurchase Offer is open by issuing a press release or making some other public announcement by no later than the next business day after the Repurchase Offer otherwise would have expired. See Section 1 of the Repurchase Offer Statement.

  Is the Fund required to complete the Repurchase Offer and redeem all shares validly submitted in the Repurchase Offer up to the maximum of the amount of the Repurchase Offer?

   Under most circumstances, yes. There are certain circumstances, however, in which the Fund will not be required to redeem any shares properly submitted for repurchase as described in Section 14 of the Repurchase Offer Statement. Also, if 100% or close to 100% of the Fund's shares are submitted for repurchase in the Repurchase Offer, the Fund will likely be liquidated in its entirety.

  Is there any reason shares submitted in the Repurchase Offer would not be accepted?

   In addition to those circumstances described in Section 14 of the Repurchase Offer Statement in which the Fund is not required to accept shares submitted for repurchase, the Fund has reserved the right to reject any and all requests to participate in the Repurchase Offer determined by it not to be in appropriate form. The Repurchase Offer is not conditioned upon submission of a minimum number of Fund shares.

  How will shares submitted in the Repurchase Offer be accepted for repurchase?

   Shares properly submitted in the Repurchase Offer will be accepted for repurchase by the determination of the Fund. These submitted shares will thereafter be cancelled by the Fund's transfer agent. The Fund's custodian will transfer the Portfolio Securities to the Mexican Accounts designated by participating shareholders as soon as practicable following the Expiration Date.

  How do I obtain additional information?

   Questions and requests for assistance should be directed to the Information Agent, at 800-607-0088. Requests for additional copies of the Repurchase Offer Statement, the Letter of Transmittal and all other related documents should also be directed to the Information Agent. If you do not hold certificates for your shares or if you are not the record holder of your shares, you should obtain this information and the documents from your broker, commercial bank, trust company or other nominee, as appropriate.

                  The Depositary for the Repurchase Offer is:

                      American Stock Transfer & Trust Co.
                          59 Maiden Lane, Plaza Level
                              New York, NY 10038
                                 800-937-5449

              The Information Agent for the Repurchase Offer is:

                              Morrow & Co., Inc.
                         445 Park Avenue, 5/th Floor /
                              New York, NY 10022
                         E-mail: mxf.info@morrowco.com
                          Call Collect: 212-754-8000
                  Shareholders, Call Toll Free: 800-607-0088